Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO CLOSES
SENIOR FINANCINGS

CRANFORD, NJ, July 5, 2007 – Metalico, Inc. (AMEX: MEA) announced today that it has increased its existing credit facilities to an aggregate amount of $85 million and entered into a new term loan agreement providing for an additional $50 million of senior debt.

Metalico is a leading scrap metal recycler and lead products fabricator, with scrap operations in New York, Pennsylvania and Ohio and lead fabricating facilities in Alabama, Illinois, Nevada and California.

The company’s existing facilities with Wells Fargo Foothill, Inc. are being replaced under the terms of an amended and restated loan and security agreement. The new six-year credit arrangement includes a $63 million revolving line of credit, an $8 million machinery and equipment term loan facility, a $2 million capital expenditure term loan facility, and a $12 million equipment finance term line. Metalico also has the right to request in increase in the aggregate principal amount of the Foothill facilities of an additional $15 million, subject to increased commitments from the lenders party to the loan agreement.

Metalico has also arranged two term loans in the aggregate amount of $50 million from Ableco Finance, LLC. The company intends to use the proceeds of the Foothill and Ableco financings for, among other purposes, completing its recently announced purchases of the operating assets of Annaco, Inc., a major scrap metal recycling concern in Akron, Ohio, and most of the outstanding capital stock of Totalcat Group, Inc., a recycler and manufacturer of catalytic devices headquartered in Newark, New Jersey. Funds will also be used for future acquisitions, working capital, and general corporate purposes.

“These financings support the major steps we’ve taken and will to continue to take to position Metalico as a significant player in our industries,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “Foothill and Ableco have shown tremendous confidence in us, and we fully intend to justify it.”

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates eight recycling facilities through New York, Pennsylvania, and Ohio and five lead fabrication plants in four other states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACTS:

METALICO, INC.
Carlos E. Agüero, President
Michael J, Drury, Executive Vice President
Metalico, Inc.
(908) 497-9610
Fax: (908) 497-1097
info@metalico.com

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